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                          September 14, 2021

       Gayn Erickson
       Chief Executive Officer
       AEHR TEST SYSTEMS
       400 Kato Terrace
       Fremont, California 94539

                                                        Re: AEHR TEST SYSTEMS
                                                            Registration
Statement on Form S-3
                                                            Filed September 3,
2021
                                                            File No. 333-259317

       Dear Gayn Erickson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Michael
Davis at 202-551-4385 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences
       cc:                                              Jack Sheridan